Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a description of the common stock (the “Common Stock”) of Lindsay Corporation (the “Company”) and does not purport to be complete. For a complete description of the terms and provisions of the Common Stock, refer to the Company’s Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) and Amended and Restated Bylaws (the “Amended and Restated Bylaws”), each of which is an exhibit incorporated by reference into the Annual Report on Form 10-K of which this exhibit is a part. This summary is qualified in its entirety by reference to these documents.

Authorized Capital Stock

Under the Restated Certificate of Incorporation, the Company’s authorized share capital consists of twenty‑five million (25,000,000) shares of common stock, par value $1.00 per share (“Common Stock”), and two million (2,000,000) shares of preferred stock, par value $1.00 per share (“Preferred Stock”).  As of October 24, 2019, 10,786,339 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding.

Description of Common Stock

Common Stock Voting Rights

As a general matter, holders of Common Stock are entitled to one vote per share on all matters on which stockholders have the right to vote.

Quorum; Voting Standards

At annual and special meetings of stockholders, a majority in voting power of all of the outstanding shares of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes, except as otherwise provided by statute or the Amended and Restated Bylaws.

When a quorum is present at any meeting of the stockholders, all matters other than the election of directors shall be determined by a majority of the votes cast at such meeting by the holders of shares of stock present or represented by proxy and entitled to vote thereat, unless otherwise provided by statute, the Restated Certificate of Incorporation or the Amended and Restated Bylaws. When a quorum is present at any meeting of stockholders for the election of directors, the directors shall be elected by a plurality of the votes cast at such meeting by the holders of shares of stock present or represented by proxy and entitled to vote thereat. The Restated Certificate of Incorporation does not provide for cumulative voting in connection with the election of directors.

Dividends

Subject to the preferential rights of Preferred Stock, holders of Common Stock are, generally, entitled to such dividends as may be declared from time to time by the Company’s board of directors (the “Board of Directors”)

Anti-Takeover Effects of Various Provisions of the Restated Certificate of Incorporation and the Amended and Restated Bylaws

Size of Board of Directors and Vacancies; Removal

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes whose size shall be as nearly equal as possible, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified and (ii) if authorized by a resolution of the Board of Directors, directors may be elected by the stockholders to fill any vacancy on the Board of Directors, regardless of how such vacancy was created.

Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from expansion of the size of the Board of Directors, death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such new director shall have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Stockholder Action by Written Consent

Subject to the rights of the holders of any series of Preferred Stock, the Company’s stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Amendment of Bylaws

The Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors is authorized to make, alter, amend and repeal the Amended and Restated Bylaws by a vote of a majority of the entire Board of Directors. In addition to any requirements of law and any other provision of the Restated Certificate of Incorporation, the Company’s stockholders may, with the affirmative vote of holders of sixty-six and two thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, alter, amend or repeal any provision of the Amended and Restated Bylaws.

Amendment of the Certificate of Incorporation

The Restated Certificate of Incorporation provides that the affirmative vote of the holders of sixty-six and two thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal certain limited provisions of the Restated Certificate of Incorporation; provided, however, that subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to the Restated Certificate of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Company.

Stockholder Meetings

Subject to the rights of the holders of any series of Preferred Stock, the Restated Certificate of Incorporation and the Amended and Restated Bylaws provide that special meetings of stockholders may be called by the Board of Directors pursuant to a resolution approved by a majority of the total number of directors which the Company would have if there were no vacancies.

Requirements for Advance Notice of Stockholder Nominations and Proposals

The Amended and Restated Bylaws contain advance notice and other procedural requirements that apply to stockholder nominations of persons for election to the Board of Directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to the Board of Directors or proposing other business must give timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the one-year anniversary of the date of the preceding year’s annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or in the event that no annual meeting was held the preceding year, notice by the stockholder will be timely if so delivered not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. The Amended and Restated Bylaws prescribe specific information that any such stockholder notice must contain, including, without limitation, a description of the proposal, the reasons for the proposal, and other specified matters.

Extraordinary Actions

In addition to any affirmative vote required by law or by any Preferred Stock designation, and except as otherwise expressly provided in the Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors is required to approve certain extraordinary actions, such as mergers, consolidations, dissolutions, reclassifications of securities, and certain transactions with significant stockholders.

Authorized but Unissued Shares

Authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance generally without the approval of the Company’s stockholders. All such securities may be issued and disposed of by the Board of Directors to such recipients thereof for such lawful considerations, and on such terms, as the Board of Directors, in its discretion may determine. The Company may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Liquidation

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after distribution in full of the preferential amount to be distributed to the holders of shares of any Preferred Stock, holders of the Common Stock shall be entitled to receive all the remaining assets of the Company of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them respectively.

Preferred Stock

The Restated Certificate of Incorporation authorizes the Board of Directors at any time, and from time to time, to provide for the issuances of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in the Restated Certificate of Incorporation or any amendment thereto, including, but not limited to, determination of any dividend rate, any participating or other special rights with respect to any dividends, voting powers, redemption rights, conversion rights, and any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of the Restated Certificate of Incorporation.

Under the terms of the Restated Certificate of Incorporation, the Board of Directors is authorized, subject to limitations prescribed by law and by the Restated Certificate of Incorporation, to issue up to two million (2,000,000) shares of Preferred Stock, without further action by the holders of the Company’s common stock.

The Board of Directors’ authority to issue Preferred Stock could potentially be used to discourage attempts by third parties to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. See “Anti-Takeover Effects of Various Provisions of the Restated Certificate of Incorporation and the Amended and Restated Bylaws.” The Board of Directors may issue Preferred Stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

No Preemptive Rights

No holder of the shares of stock of any class of the Company has any preemptive rights to purchase or subscribe to any Company securities of any kind or class.